Exhibit 99.1

NEWS
For Immediate Release

Globalstar Announces Appointment of David Kagan as President and Chief Operating Officer

Covington, LA (January 13, 2016) – Globalstar, Inc. (NYSE MKT: GSAT) today announced that David Kagan has been appointed President and Chief Operating Officer effective January 13, 2016. Mr. Kagan will be responsible for all functions in support of the Company’s revenue growth and will report to Jay Monroe, Chairman and CEO. Reporting to Kagan will be worldwide sales and marketing, satellite and ground operations and engineering, product development, software development, information technology and customer care.

Mr. Kagan comes to Globalstar with 19 years of leadership experience in the international satellite industry. Immediately prior to joining Globalstar he was President of ITC Global, a global VSAT satellite services provider. Mr. Kagan also served as President and CEO of Globe Wireless for three years, increasing EBITDA over three-fold. For twelve years before joining Globe Wireless, Kagan served as President and CEO of MTN, an international satellite services provider to the cruise, yachting, and maritime markets. His accomplishments include forming a joint venture with AT&T to enable mobile phone usage (voice, data, and texting) on the world’s international cruise fleets.

He has held various Board, CEO/President, COO and CFO positions since 1997, thereby gaining extensive global experience in profitable distribution models in addition to operational efficiencies, all aimed at quickly increasing revenue growth rates and EBITDA. Mr. Kagan holds a Bachelor of Arts degree in Finance and Marketing from the University of South Florida and a Master of Business Administration degree from Florida Atlantic University.

“As we kick off what is sure to be a pivotal year for Globalstar, I am delighted to welcome Dave to the Globalstar team,” said Jay Monroe, Chairman and CEO of Globalstar. “The Board of Directors and I identified this position as crucial to the Company’s ongoing strategic growth as we prepare to launch our next-gen service upgrades, new products to leverage our industry-leading infrastructure and continue to expand our global footprint, particularly in South America, Africa and Asia. Mr. Kagan has consistently demonstrated his ability to manage this type of global revenue and profit growth.”

Mr. Kagan also commented, “I am eager to get started with the talented team already in place at Globalstar. The Company has been on an upward trajectory since it completed the launch of the newest constellation and I look forward to helping them leverage its advantages as we begin operating on our second generation ground network.”

About Globalstar, Inc.
Globalstar is a leading provider of mobile satellite voice and data services, leveraging the world’s newest mobile satellite communications network. Customers around the world in industries like government, emergency management, marine, logging, oil & gas and outdoor recreation rely on Globalstar to conduct business smarter and faster, maintain peace of mind and access emergency personnel. Globalstar data solutions are ideal for various asset and personal tracking, data monitoring and SCADA applications. The Company's products include mobile and fixed satellite telephones, the innovative Sat-Fi satellite hotspot, Simplex and Duplex satellite data modems, tracking devices and flexible service packages. For more information, visit www.globalstar.com.

Note that all SPOT products described in this press release are the products of SPOT LLC, which is not affiliated in any manner with Spot Image of Toulouse, France or Spot Image Corporation of Chantilly, Virginia. For more information, visit www.globalstar.com.

Investor contact information:
Email: investorrelations@globalstar.com
Phone: (985) 335-1538